Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:	Investor Contacts:
Deborah Spak, (224) 948-2349	Mary Kay Ladone, (224) 948-3371
Bill Rader, (224) 948-3931	Clare Trachtman, (224) 948-3085
Christy Noland, (224) 948-4380

BAXTER ENHANCES RENAL THERAPIES PORTFOLIO WITH ACQUISITION OF GAMBRO

Acquisition Expands Baxter’s Role as Global Provider of Dialysis Products

Transaction Supports Accelerated Sales and Earnings Growth Over Baxter’s

Long-Range Financial Plan

DEERFIELD, Ill. — Dec. 4, 2012 — Baxter International Inc. (NYSE:BAX) has entered into a definitive agreement to acquire Gambro AB, a privately held dialysis product company based in Lund, Sweden, for total consideration of 26.5 billion SEK (approximately $4.0 billion USD at current exchange rates). Gambro is a global medical technology company focused on developing, manufacturing and supplying dialysis products and therapies for patients with acute or chronic kidney disease. The acquisition gives Baxter a comprehensive dialysis product portfolio, complements Baxter’s global home dialysis offerings, and positions the company to better meet the evolving needs of the large and growing dialysis market.

“Baxter has a legacy of innovation in dialysis, including the development of peritoneal dialysis for the treatment of end-stage kidney disease patients in the home. This acquisition further strengthens our global dialysis offerings by extending our portfolio in the hemodialysis segment,” said Robert L. Parkinson, Jr., chairman and chief executive officer of Baxter. “This transaction will provide attractive returns and enhance Baxter’s sales and earnings growth over the company’s current long-range financial plan.”

Gambro is a global provider of dialysis products and technologies used in hemodialysis (HD) and continuous renal replacement therapy (CRRT), with annual sales of approximately $1.6 billion in 2011. Its portfolio in the traditional chronic care segment consists of HD devices including advanced monitors, dialyzers, bloodlines, cyclers and dialysis solutions. Gambro’s in-center HD devices include the Artis™ system and the AK 96™ system. In the acute care segment, which includes CRRT and treatment for fluid overload, among others, Gambro offers the Prismaflex® system used for the treatment of critically ill patients with acute kidney injury.

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“Both companies have a longstanding heritage in kidney care with innovative technologies and a dedication to saving, sustaining and improving the lives of patients worldwide,” said Guido Oelkers, president and chief executive officer of Gambro. “This acquisition responds to the needs of the nephrology community, healthcare providers and patients seeking a comprehensive dialysis offering of proven products and therapies.”

More than two million patients globally are on some form of dialysis, with dialysis treatment rates increasing more than 5 percent annually in part due to the rising rates of diabetes and hypertension. Additionally, healthcare providers are seeking comprehensive dialysis offerings, which vary by region, to serve patients based on clinical need, existing infrastructure and reimbursement policy.

The transaction will provide a number of long-term growth opportunities for Baxter around the world. With a broad and complementary dialysis product portfolio, Baxter can accelerate product sales in established markets such as Europe, where Gambro has an extensive footprint. Baxter can also expand Gambro’s reach in high-growth regions of Latin America and Asia-Pacific, where Baxter has steadily grown its peritoneal dialysis (PD) business. In addition, Baxter will also build upon its pipeline of investigational home HD and automated PD systems by adding Gambro’s highly innovative and next-generation monitors, dialyzers, devices and dialysis solutions.

Excluding special items, the company expects this transaction to be dilutive to adjusted earnings per diluted share by $0.10 to $0.15 in 2013 and neutral to modestly accretive to adjusted earnings per diluted share in 2014. Excluding the impact of special items and estimated amortization of intangible assets, the company expects this transaction to be neutral to adjusted earnings per diluted share in 2013, and accretive in 2014 by $0.20 to $0.25 per diluted share. The company expects this transaction to be increasingly accretive to adjusted earnings per diluted share beyond 2014 and, in addition to an array of commercial synergies, projects opportunities for annual cost synergies totaling approximately $300 million by 2017. Baxter now expects over its five-year long-range financial plan to increase sales (excluding the impact of foreign currency) by 7 to 8 percent and to grow adjusted earnings per diluted share in the 8 to 10 percent range, both on a compounded annual basis.

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The transaction will be financed through a combination of cash generated from overseas operations and debt. Baxter expects to maintain its current dividend payout ratio of approximately 40 percent. The closing of the transaction is subject to regulatory approvals and other customary closing conditions and is expected to occur in the first half of 2013.

J.P. Morgan acted as financial advisor and Kirkland & Ellis LLP acted as legal advisor to Baxter.

Conference Call

Baxter will host a conference call with financial analysts and investors to discuss this news release today at 7:30 a.m. Central Standard Time (8:30 a.m., Eastern Standard Time). To access the call, please dial 855-213-3946 (domestic) or 347-983-2217 (international). The conference ID for the call is 77554662. Please dial into the call several minutes prior to the start of the call to allow sufficient time for the operator to connect participants. A simultaneous webcast of the conference call for investors and other interested parties may be accessed by visiting the Baxter website at www.baxter.com. Slides relating to the investor presentation are available on the investor relations section of Baxter’s website. A replay of the webcast also will be available approximately two hours after the live webcast by visiting www.baxter.com.

About Baxter

Baxter International Inc., through its subsidiaries, develops, manufactures and markets products that save and sustain the lives of people with hemophilia, immune disorders, infectious diseases, kidney disease, trauma, and other chronic and acute medical conditions. As a global, diversified healthcare company, Baxter applies a unique combination of expertise in medical devices, pharmaceuticals and biotechnology to create products that advance patient care worldwide.

This release includes forward-looking statements concerning a definitive agreement entered into by the company to acquire Gambro, including expectations regarding the financial impact of such acquisition on the company, its long-range plan and dividend payout ratio. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: the ability of the company and Gambro to obtain required regulatory approvals and satisfy closing conditions; the company’s ability to close the transaction, successfully integrate the business

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and realize the benefits of the acquisition, including with respect to cost synergies; continued strength in the company’s financial position, including cash flows; actions of regulatory bodies and other governmental authorities; changes in laws and regulations; and other risks identified in Baxter’s most recent filing on Form 10-K and other SEC filings, all of which are available on its website. Baxter does not undertake to update its forward-looking statements.

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